AGREEMENT FOR PURCHASE AND SALE
OF REAL PROPERTY AND ESCROW INSTRUCTIONS

THIS AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY AND ESCROW INSTRUCTIONS (this “Agreement”) is made and entered into as of July 30 2007, by and among 4MX PARTNERS, LLC, an Ohio limited liability company (“4MX Partners”), and 515 PARTNERS, LLC, an Ohio limited liability company (“515 Partners”) (collectively “Seller”) and TRIPLE NET PROPERTIES, LLC, a Virginia limited liability company (“Buyer”), with reference to the following facts:

A.	Seller owns certain real property located in Franklin County, State of Ohio, as more specifically described on Exhibit A-1 and Exhibit A-2 attached hereto and will own on or before the Close of Escrow certain additional real property located in Franklin County, State of Ohio, as more specifically described on Exhibit A-3 (collectively, the “Land”).

B.	4MX Partners owns the real property commonly known as 4 Market Exchange, 500 East Main Street, Columbus, Ohio 43215 and described on Exhibit A-1 (the “500 Parcel”) and will own on or before the Close of Escrow the parking lot on Mound Street described on Exhibit A-3 (the “Mound Street Parking Lot”), together with such other assets, as the same are herein described.

C.	515 Partners owns the real property more commonly known as 1 Market Exchange, 515 East Main Street, Columbus, Ohio 43215 and described on Exhibit A-2 (the “515 Parcel”), together with such other assets, as the same are herein described.

B.	Although 4MX Partners and 515 Partners are collectively referred to herein as the Seller, Buyer acknowledges and agrees that 4MX Partners and 515 Partners are solely responsible for the obligations of Seller hereunder as such obligations relate to their respective parcels as referenced in the above recital and elsewhere in this Agreement and neither party shall have any obligation or responsibility with respect to the other party’s property. Buyer and Seller further acknowledge and agree that Buyer’s obligation to purchase the 500 Parcel and the Mound Street Parking Lot is contingent on Buyer’s ability to purchase the 515 Parcel pursuant to the terms and conditions of this Agreement and Buyer’s obligation to purchase the 515 Parcel is contingent on Buyer ability to purchase the 500 Parcel and the Mound Street Parking Lot pursuant to the terms and conditions of this Agreement.

C.	Seller desires to sell to Buyer and Buyer desires to purchase from Seller the Land and the associated assets.

NOW, THEREFORE, in consideration of the mutual covenants, premises and agreements herein contained, the parties hereto do hereby agree as follows:

1. Purchase and Sale.

1.1.	Seller hereby agrees to sell, transfer, grant and assign to Buyer, and Buyer hereby agrees to purchase from Seller, subject to the terms and conditions set forth in this Agreement, good, marketable and insurable fee simple title, including all of Seller’s entire right, title and interest in and to all of the following (hereinafter sometimes collectively, the “Property”):

1.1.1.	The Land;

1.1.2.	All rights, privileges and easements appurtenant to the Land, including, without limitation, all of Seller’s right, title and interest, if any, in minerals, oil, gas and other hydrocarbon substances on the Land, as well as all development rights, air rights, water rights and water stock owned by Seller relating to the Land, and any easements, rights of way or other appurtenances of Seller used in connection with the beneficial use and enjoyment of the Land (collectively, the “Appurtenances”);

1.1.3.	All of Seller’s right, title and interest in all improvements and fixtures located on the Land, including, without limitation, the building located on the 500 Parcel (the “500 Building”) and the building located on the 515 Parcel (the “515 Building”), as well as all other buildings and structures owned by Seller presently located on the Land, all apparatus, equipment and appliances used in connection with the operation or occupancy of the Land, such as heating, air conditioning, and lighting systems and other facilities used to provide any utility services, refrigeration, ventilation, garbage disposal, or other services on the Land (all of which are collectively referred to as the “Improvements,” and together with the Land, the Appurtenances and the Improvements are collectively referred to herein as the “Real Property”);

1.1.4.	All leases, licenses and other occupancy agreements (collectively, the “Leases”), including all associated amendments, modifications, extensions or supplements thereto, with all persons or entities (“Tenants”) leasing the Real Property or any part thereof or hereafter entered into in accordance with the terms hereof prior to Close of Escrow, together with all security deposits and any other deposits held in connection with the Leases, Lease guarantees, and other similar credit enhancements providing additional security for such Leases, set forth on the Schedule of Leases and Security Deposits attached hereto as Exhibit B;

1.1.5.	All tangible and intangible personal property owned by Seller located on or used in connection with the Real Property, including, specifically, without limitation, equipment, furniture, tools and supplies, any website maintained by the Seller and all related intangibles including Seller’s interest in the unregistered names “1 Market Exchange” and “4 Market Exchange” (collectively, the “Personal Property”), but specifically excluding any items of personal property owned by Tenants;

1.1.6.	To the extent assignable, all service contracts, agreements, warranties and guaranties relating to the operation, use or maintenance of the Property set forth on the Schedule of Contracts attached hereto as Exhibit C (collectively, the “Contracts”) and which Buyer elects to assume; and

1.1.7.	To the extent transferable, all building permits, certificates of occupancy and other certificates, permits, licenses and approvals relating to the Property (collectively, the “Permits”).

2. Purchase Price.

The total Purchase Price of the Property shall be Twenty One Million Nine Hundred Thousand and No/100 Dollars ($21,900,000.00) (“Purchase Price”), and payable as follows:

2.1.	Deposit/Further Payments.

2.1.1.	Within two (2) business days following the date a fully executed original of this Agreement is received by the “Escrow Holder,” as such term defined below (the date a fully executed original of this Agreement is received by the Escrow Holder shall be referred to as the “Effective Date”), Buyer shall deposit into “Escrow” (as defined below) the amount of Five Hundred Thousand and No/100 Dollars ($500,000.00) (the “Initial Deposit”), in the form of a wire transfer payable to First American Title Insurance Company, 5960 Howard Hughes Parkway, Suite 380, Las Vegas, Nevada 89169, Telephone: (702) 732-3278, Fax: (866) 241-9402, Attn: Tamara Turner (“Escrow Holder”). Escrow Holder shall place the Deposit (as defined below) into an interest bearing money market account at a bank or other financial institution reasonably satisfactory to Buyer, and interest thereon shall be credited to Buyer’s account and shall be deemed to be part of the Deposit.

2.1.2.	Within one (1) business day following the wire transfer of the Initial Deposit to Escrow Holder, Escrow Holder shall release from Escrow and deliver to Seller an amount equal to Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) to 4MX Partners and 515 Partners in equal amounts (the “Released Deposit”); provided, however, that if a different percentage is allocated on Exhibit G, then Escrow Holder shall deliver the Released Deposit to 4MX Partners and 515 Partners in accordance with the percentages set forth on Exhibit G. The Initial Deposit, and the Released Deposit, are hereinafter collectively referred to as the “Deposit.”

2.1.3.	On or before Close of Escrow, Buyer shall deposit with the Escrow Holder to be held in Escrow the balance of the Purchase Price, in immediately available funds by wire transfer made payable to Escrow Holder.

2.1.4.	In the event the sale of the Property is not consummated because of the termination of this Agreement by Buyer in accordance with any right to so terminate specifically provided for in this Agreement, or the failure of Seller to satisfy any of the conditions precedent to closing set forth in Section 9.1, or for any other reason, except for a default by Buyer under Section 13.2, then the Deposit shall be immediately and automatically paid over to Buyer without the need for any further action by either party hereto. In the event the sale of the Property is not consummated because of a default by Buyer under Section 13.2, the Deposit shall be promptly paid to and retained by Seller in accordance with Section 13.2.

2.1.5.	Within three (3) business days of the Effective Date, Seller shall provide written notice to Buyer of the commercially reasonable allocation of the purchase price between 4MX Partners, and 515 Partners, which allocation shall be set forth on Exhibit G attached hereto and incorporated herein by reference.

3. Title to and Condition of Property.

3.1.	Title Insurance.

Seller will, at Seller’s sole expense, cause Hummel Title Agency, Inc. (the “Title Company” or “Hummel”) to issue an Extended Coverage ALTA Owner’s Policy of Title Insurance (the “Title Policy”) for and on behalf of Buyer in the total amount of the Purchase Price and obtainable at standard rates insuring good, marketable and insurable title in and to the Real Property. The Title Policy shall provide full coverage against mechanics’ and materialmens liens and shall contain such endorsements as Buyer may reasonably require (the “Endorsements”); provided, however, that the Endorsements shall be an expense of the Buyer. In any event, Seller covenants to cause to be released and reconveyed from the Property, and to remove as exceptions to title on or prior to the Close of Escrow the following (the “Pre-Disapproved Exceptions”): any mortgages, deeds of trust, or other monetary encumbrances, assessments and/or indebtedness, except for the current installment of non-delinquent real property taxes and assessments payable as part of the real property tax bill. The Title Policy shall be free and clear of exceptions except as follows:

3.1.1.	Real property taxes and assessments, which are a lien not yet due;

3.1.2.	The “Permitted Exceptions” (as defined below) included in such policy and approved by Buyer, in Buyer’s good faith business judgment, as herein described; and

3.1.3.	Subject to Buyer’s receipt of a fully executed “Cell Tower Agreement” pursuant to Sections 6.4.1(p) and 6.4.1(r) below, together with a recordable memorandum thereof, the Cell Tower Access Easement (as defined below) and the encroachment onto the Property of the area covered under the Cell Tower Lease.

3.2.	Procedure for Approval of Title.

Seller has delivered, and Buyer hereby acknowledges receipt of, a title insurance commitment for the Real Property, together with legible copies of all items identified as exceptions therein (the “Title Documents”). Buyer shall have ten (10) days following the Effective Date to review and approve (or take exception to), in writing, the condition of the title to the Real Property (“Title Review Period”). If the Title Documents or the “Survey” (as defined below) reflect or disclose any defect, exception or other matter affecting the Real Property (“Title Defects”) that is unacceptable to Buyer, then Buyer shall provide Seller with written notice of Buyer’s objections no later than the conclusion of the Title Review Period; provided, however, if Buyer shall fail to notify Seller in writing within the Title Review Period either that the condition of title is acceptable or of any specific objections to the state of title to the Real Property, then Buyer shall be deemed to have accepted all exceptions to title or other conditions or matters which are shown on the Survey or described in the Title Documents. Seller may, at its sole option, elect, by written notice given to Buyer within three (3) days following the conclusion of the Title Review Period (“Seller’s Notice Period”), to cure or remove the objections made by Buyer; provided, however, Seller shall in all events have the obligation to (i) act in good faith in making such election and curing any Title Defects that Seller elects to cure, (ii) specifically remove the Pre-Disapproved Exceptions, and (iii) remove any Title Defect that attaches to the Real Property subsequent to the conclusion of the Title Review Period. The failure of Seller to deliver written notice electing to cure any or all such objected to exceptions during the Seller’s Notice Period shall be deemed an election by Seller not to cure such exceptions. Should Seller elect to attempt to cure or remove any objection, Seller shall have ten (10) days from the conclusion of the Title Review Period (“Cure Period”) in which to accomplish the cure. In the event Seller elects (or is deemed to have elected) not to cure or remove any objection, or in any event Seller fails to cure or remove any objection which Seller agrees or is required to cure within the Cure Period, then Buyer shall be entitled, as Buyer’s sole and exclusive remedies, either to (i) terminate this Agreement and obtain a refund of the Deposit or (ii) waive any objections that Seller has not elected to cure and close this transaction as otherwise contemplated herein. The failure of Buyer to provide written notice to Seller within five (5) days following the expiration of the Seller’s Notice Period or the Cure Period, as applicable, waiving any objections Seller has not elected to cure shall be deemed an election by Buyer to terminate this Agreement. Any exceptions to title accepted by Buyer pursuant to the terms of this Section shall be deemed “Permitted Exceptions.” If at anytime prior to the Close of Escrow, Buyer receives an update or supplement to the Preliminary Title Report or Survey and such update or supplement discloses one or more Title Defects that are not Permitted Exceptions (in each case, a “New Title Defect”) and any New Title Defect is unacceptable to Buyer, Buyer may, within three (3) business days after receiving such update or supplement to the Preliminary Title Report or Survey, as the case may be, deliver to the Seller another Title Objection Letter with respect to any New Title Defect only and the process described in this Section shall apply thereto.

3.3.	Condition of the Property

Buyer acknowledges and agrees that Buyer has been afforded the opportunity to examine the Property, the public records and all governmental and private restrictions concerning the Real Property and, in making this Agreement, except as set forth in this Agreement or in any document executed by Seller and delivered to Buyer at Close of Escrow, is buying the Real Property “AS IS” and is relying solely upon Buyer’s examinations with respect to the Real Property and the suitability of the Real Property, including, without limitation: (i) the condition, character, quality, appearance and environmental state of the Real Property and all of the improvements and appurtenances being conveyed therewith and (ii) all zoning ordinances and regulations, local ordinances, use restrictions and other governmental and private controls, regulations and restrictions relating to the Real Property. Buyer further acknowledges that, except as set forth in this Agreement or in any document executed by Seller and delivered to Buyer at Close of Escrow, Seller has not made and shall not be requested to make any express or implied warranties, whether oral or in writing, with respect to the foregoing or otherwise concerning the Real Property.

4. Intentionally Deleted.

5. Due Diligence Items.

Notwithstanding anything to the contrary contained herein, Buyer hereby agrees that in the event this Agreement is terminated for any reason, then Buyer shall promptly and at its sole expense return to Seller all items which have been delivered by Seller to Buyer in connection with Buyer’s inspection of the Real Property within one (1) business day following the termination of this Agreement.

6. Escrow.

6.1.	Opening.

Purchase and sale of the Property shall be consummated through an escrow (“Escrow”) to be opened with Escrow Holder within two (2) business days after the execution of this Agreement by Seller and Buyer. This Agreement shall be considered as the Escrow instructions between the parties, with such further consistent instructions as Escrow Holder shall require in order to clarify its duties and responsibilities. If Escrow Holder shall require further Escrow instructions, Escrow Holder may prepare such instructions on its usual form. Such further instructions shall, so long as not inconsistent with the terms of this Agreement, be promptly signed by Buyer and Seller and returned to Escrow Holder within three (3) business days of receipt thereof. In the event of any conflict between the terms and conditions of this Agreement and any further Escrow instructions, the terms and conditions of this Agreement shall control.

6.2.	Close of Escrow.

For purposes of this Agreement, the “Close of Escrow” or “Closing” shall be defined as the date the Deed is recorded in the Official Records of the Franklin County Recorder’s Office. The Close of Escrow shall occur on the date that is thirty (30) days after the Effective Date or on such other date mutually approved in writing by Seller and Buyer (the “Closing Date”). The foregoing notwithstanding, Buyer may, at Buyer’s election, and upon payment of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) into escrow, extend the Close of Escrow for an additional period of ten (10) days. Any payments received by Seller pursuant hereto shall be applied to the Purchase Price at Close of Escrow, shall be deemed an increase to the Deposit, shall be held in Escrow and treated in the same manner as the Deposit.

6.3.	Buyer Required to Deliver.

On or before the Close of Escrow, Buyer shall deliver to Escrow the following:
	6.3.1.	No later than in accordance with Section 2, the Deposit;

6.3.2.	On or before Close of Escrow, the balance of the Purchase Price; provided, however that Buyer shall not be required to deposit the balance of the Purchase Price into Escrow until Buyer has been notified by Escrow Holder that (i) Seller has delivered to Escrow each of the documents and instruments to be delivered by Seller in connection with Buyer’s purchase of the Property as provided in Section 6.4.1 below, (ii) Title Company has committed to issue and deliver the Title Policy to Buyer, and (iii) the only impediment to Close of Escrow is delivery of such amount by or on behalf of Buyer;

6.3.3.	On or before Close of Escrow, such other documents as the Title Company may require from Buyer in order to issue the Title Policy;

6.3.4.	Two (2) originals of an Assignment and Assumption Agreement in the form attached hereto as Exhibit D-1 and Exhibit D-2 (the “Assignment Agreement”) for (i) the 515 Parcel, (ii) the 500 Parcel, and (iii) the Mound Street Parking Lot, duly executed by Buyer assigning all of Seller’s right, title and interest in and to the Leases, Contracts, which Buyer elects to assume, and Permits from and after the Close of Escrow to Buyer;

6.3.5.	Such other documents as may be required by this Agreement or as may reasonably be required to carry out the terms and intent of this Agreement, provided that such documents shall not increase Buyer’s liability or result in a material expense to Buyer;

6.3.6.	Two (2) original counterparts of a Parking Lease Agreement in the form mutually agreed to by and between 4MX Partners, as lessor, and Buyer, as lessee, dated prior to the Close of Escrow (the “515 Parking Lease”), duly executed by Buyer under which 4MX Partners leases to Buyer, its successor or assigns, and Buyer leases from 4MX Partners, forty-one (41) exclusive parking spaces, which shall be located within those certain improved, non-exclusive parking areas more particularly described on the attached Exhibit H for a term of the earlier of (a) one hundred twenty (120) days from the Close of Escrow or (b) the completion of construction of the “Parking Lot Improvements” (as defined below) on the Mound Street Parking Lot, at a rate of Twenty Five and No/100 Dollars ($25.00) per month per parking space, subject to a one day extension (but no more than one hundred fifty (150) additional days) for each day the construction of the Parking Lot Improvements are not complete due to a prevention, delay or stoppage caused by strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, or other causes beyond the reasonable control of Buyer, as lessee, including, without limitation, the inability of Buyer to obtain any permit or approval necessary to complete the Parking Lot Improvements (each, a “Force Majeure Event“) if and only if Buyer, as lessee, exercises commercially reasonable efforts to obtain all necessary permits and approvals and diligently continues to prosecute its plans to complete the Parking Lot Improvements; provided, however, that 4MX Partners, its successors or assigns, may in its sole discretion relocate the exclusive parking spaces to a comparable location in the Market Exchange District so long as such location is within 750 feet from the entrance/exit doors to the 515 Building;

6.3.7.	Two (2) original counterparts of a Parking Lease Agreement in the form mutually agreed to by and between Savoy Properties, Ltd. (“Savoy”), as lessor, and Buyer, as lessee, dated prior to the Close of Escrow (the “Savoy 515 Parking Lease”), duly executed by Buyer under which Savoy leases to Buyer, its successor or assigns, and Buyer leases from Savoy, sixty-five (65) exclusive parking spaces, which shall be located within those certain improved, non-exclusive parking areas more particularly described on the attached Exhibit H (the “Savoy 515 Parking Area”) for a term of the earlier of (a) one hundred twenty (120) days from the Close of Escrow or (b) the completion of construction of the Parking Lot Improvements on the Mound Street Parking Lot, at a rate of Twenty Five and No/100 Dollars ($25.00) per month per parking space, subject to a one day extension (but no more than one hundred fifty (150) additional days) for each day the construction of the Parking Lot Improvements are not complete due to a prevention, delay or stoppage caused by a Force Majeure Event if and only if Buyer, as lessee, exercises commercially reasonable efforts to obtain all necessary permits and approvals and diligently continues to prosecute its plans to complete the Parking Lot Improvements; provided, however, that Savoy, its successors or assigns, may in its sole discretion relocate the exclusive parking spaces to a comparable location in the Market Exchange District so long as such location is within 750 feet from the entrance/exit doors to the 515 Building;

6.3.8.	Two (2) original counterparts of a Parking Lease Agreement in the form mutually agreed to by and between 4MX Partners, as lessor, and Buyer, as lessee, dated prior to the Close of Escrow (the “4MX Parking Lease”), duly executed by Buyer under which 4MX Partners leases to Buyer, its successor or assigns, and Buyer leases from 4MX Partners eleven (11) exclusive parking spaces, which shall be located within those certain improved, non-exclusive parking areas 750 feet from either the main front and/or main rear entrance/exit doors to the 500 Building (the “500 Parking Area”) for a term of the earlier of (a) one hundred twenty (120) days from the Close of Escrow or (b) the completion of construction of the Parking Lot Improvements on the Mound Street Parking Lot free of charge, subject to a one day extension (but no more than one hundred fifty (150) additional days) for each day the construction of the Parking Lot Improvements are not complete due to a prevention, delay or stoppage caused by a Force Majeure Event if and only if Buyer, as lessee, exercises commercially reasonable efforts to obtain all necessary permits and approvals and diligently continues to prosecute its plans to complete the Parking Lot Improvements; provided, however, that 4MX Partners may in its sole discretion relocate the exclusive parking spaces to a comparable location in the Market Exchange District so long as such location is within 750 feet from the entrance/exit doors to the 500 Building;

6.3.9.	Two (2) original counterparts of a Parking Lease Agreement in the form mutually agreed to by and between JDS Management, Inc., its successors or assigns (“JDS”), as lessor, and Buyer, as lessee, dated prior to the Close of Escrow (the “JDS Parking Lease”), which shall commence upon the termination of the 515 Parking Lease, the Savoy 515 Parking Lease and/or the 4MX Parking Lease, together with a recordable memorandum thereof, duly executed by Buyer under which JDS leases to Buyer, its successors or assigns, and Buyer leases from JDS, up to seventy (70) exclusive parking spaces, which shall be located within those certain improved, non-exclusive parking areas more particularly described on the attached Exhibit H (the “JDS Parking Area”) for a term of fifteen (15) years at an initial rate of $25 per month per parking space for the first three (3) years and six (6) months of the term (“Initial Lease Period”) and then at a rate of 95% of the fair rental value as a parking lot after the Initial Lease Period. JDS further reserves the right during the term of the JDS Parking Lease to relocate, in its sole discretion, the exclusive parking spaces to a comparable location in the Market Exchange District so long as such location is within 750 feet from the entrance/exit doors of the 515 Building;

6.3.10.	Two (2) original counterparts of the document(s) transferring the “Site Plan” (as defined below) and the “Development Rights” (as defined below) duly executed by Buyer.

6.3.11.	Two (2) original counterparts of a Cell Tower Agreement (as defined below), together with a recordable memorandum thereof, executed by Buyer;

6.3.12.	Two (2) original counterparts of the “Abatement Assignment” (as defined below) duly executed by Buyer; and

6.4.	Seller Required to Deliver.

6.4.1.	No later than one (1) business day prior to the Close of Escrow (unless an earlier date is specified), Seller shall deliver to Escrow Holder the following:

(a)	One (1) original General Warranty Deed for (i) the 515 Parcel, (ii) the 500 Parcel, and (iii) the Mound Street Parking Lot in the form attached hereto as Exhibit E (each, individually, a “Deed” and collectively, the “Deeds”), duly executed and acknowledged by Seller and in proper form for recording, conveying fee title to Buyer;

(b)	Two (2) original Assignment Agreements for (i) the 515 Parcel, (ii) the 500 Parcel, and (iii) the Mound Street Parking Lot, duly executed by Seller, assigning all of Seller’s right, title and interest in and to the Leases, Contracts, which Buyer elects to assume, and Permits to Buyer from and after the Close of Escrow;

(c)	One (1) original certification as to Seller’s non-foreign status which complies with the provisions of Section 1445(b)(2) of the Internal Revenue Code of 1986, as amended, any regulations promulgated thereunder, and any revenue procedures or other officially published announcements of the Internal Revenue Service or the U.S. Department of the Treasury in connection therewith (the “FIRPTA”);

(d)	A certificate, in the form required by the State of Ohio, if any, duly executed by Seller under penalty of perjury, certifying that the Seller is exempt from the requirement to withhold taxes in connection with the sale of the Property, or alternatively, such taxes will be withheld and paid to the Escrow Holder for disbursement to the State of Ohio, in accordance with Ohio law, if required;

(e)	One (1) original letter, in a form acceptable to Buyer for (i) the 515 Parcel and (ii) the 500 Parcel, duly executed by Seller, advising the tenants under the Leases of the change in ownership of the Real Property;

(f)	No later than ten (10) days prior to Close of Escrow, Tenant’s estoppel certificates as required by and provided for in Section 9.1.6 and “SNDA,” as defined in, required by and provided for in Section 9.1.6;

(g)	Such other documents and instruments, executed and properly acknowledged by Seller, if applicable, as Title Company may require from Seller in order to issue the Title Policy;

(h)	Such other documents as may be required by this Agreement or as may reasonably be required to carry out the terms and intent of this Agreement, provided that such documents shall not increase Seller’s liability or result in a material expense to Seller;

(i)	No later than fifteen (15) days after the Effective Date, one (1) original amendment to that certain Lease Agreement dated March 26, 2002 (the “Midwest Retina Lease”) by and between 4MX Partners, as landlord, and Midwest Retina, Inc., as tenant (“Midwest”) under which 4MX Partners and Midwest agree to extend the term of the Midwest Retina Lease for a period of three (3) years from the currently scheduled expiration date of July 14, 2007, under the same terms and conditions of the Midwest Retina Lease except for the Annual Rental (as defined in the Midwest Retina Lease), which shall be determined in accordance with the Midwest Retina Lease;

(j)	No later than fifteen (15) days after the Effective Date, one (1) original amendment to that certain Master Lease Agreement dated March 4, 2005 by and between 515 Partners, as landlord, and The Children’s Hospital, an Ohio nonprofit corporation, as tenant (“Children’s”) as amended by that certain Amendment No. 1 to Master Lease Agreement dated January 13, 2006 and Amendment No. 2 to Lease Agreement dated August 31, 2006 (collectively, the “Children’s Lease”) under which 515 Partners and Children’s amend the Children’s Lease so that, notwithstanding anything to the contrary contained in the Children’s Lease, the “Landlord” under the Children’s Lease has the ability to relocate all of Children’s parking spaces, including, any and all reserved and unreserved parking spaces, to any area within the Property or the JDS Parking Area; provided, however, that if Seller is unable to deliver said amendment, then Seller shall enter into a parking lease agreement with Buyer, on terms and conditions acceptable to Buyer, that will allow Buyer to lease twelve (12) non-exclusive parking spaces in those certain locations specified in the Children’s Lease so that Buyer may continue to satisfy “Landlord’s” obligations under the Children’s Lease after the Close of Escrow and throughout the term of the Children’s Lease.

(k)	Instructions to credit the Purchase Price by a tenant improvement amount equal to Two Hundred Seventy Five Thousand and No/100 Dollars $275,000.00, which Buyer is scheduled to use for tenant improvements in the vacant space located in the 500 Building;

(l)	Two (2) original counterparts of the 515 Parking Lease duly executed by 515 Partners;

(m)	Two (2) original counterparts of the Savoy 515 Parking Lease, duly executed by Savoy;

(n)	Two (2) original counterparts of the 4MX Parking Lease duly executed by 4MX Partners;

(o)	Two (2) original counterparts of the JDS Parking Lease, together with a recordable memorandum thereof, duly executed by 4MX Partners, or its designee;

(p)	Two (2) original counterparts of the document(s) transferring the Site Plan and Development Rights duly executed by 4MX Partners.

(q)	One (1) original fully executed easement agreement in a recordable form acceptable to Buyer in Buyer’s good faith business judgment dated prior to the Close of Escrow (the “Cell Tower Access Easement”) by Schmidt Development Company, LTD, an Ohio limited liability company (“Schmidt Development”) allowing access onto the 515 Parcel and permitting Schmidt Development access thereto for the purpose of accessing and maintaining the cell tower located thereon pursuant to that certain Site Agreement dated on or about August 23, 1996, by and between APT Columbus, Inc., a Delaware corporation (“APT”), and SD&J Realty, Inc., an Ohio corporation (“SD&J”), as amended by that certain Amendment No. 1 to Site Agreement and Settlement Agreement dated on or about June 14, 2000, by and between APT and Schmidt Development, successor-in-interest to SD&J (collectively, the “Cell Tower Lease”), which Seller desires to record on or before the Close of Escrow. Notwithstanding anything to the contrary, the effectiveness of the Cell Tower Access Easement is conditioned on Buyer’s receipt of the Cell Tower Agreement (defined below) and, if necessary, the acknowledgement and/or agreement from APT (as defined below) in accordance with Section 6.4.1(r) below.

(r)	Two (2) original counterparts of a mutually agreeable agreement entered into and executed by and among (i) the record owner of the land underlying the area leased under the Cell Tower Lease, (ii) the lessee under the Cell Tower Lease, and (iii) Buyer (the “Cell Tower Agreement”), together with a recordable memorandum thereof, governing, among other things, Schmidt Development’s rights to (i) use that portion of the Property that is subject to and/or affected by the Cell Tower Lease, (ii) extend the term of the Cell Tower Lease and/or (iii) otherwise modify the terms and conditions of the Cell Tower Lease, which shall contain waivers of liability, insurance and indemnifications sufficient to protect Buyer, in Buyer’s good faith business judgment, with respect to the maintenance and use of the Cell Tower Access Easement and the improvements related to the Cell Tower Lease and other related terms and conditions; and any acknowledgements and/or agreements from APT as may be necessary to effect the intent of the Cell Tower Agreement;

(s)	Two (2) original counterparts of the Abatement Agreement duly executed by Schmidt Development LLC; and

(t)	An ALTA survey of the Real Property updated no later than fifteen (15) days prior to the Close of Escrow and provided to Buyer no later than fifteen (15) days prior to the Close of Escrow (the “Survey”).

6.4.2.	Within one (1) business day after the Close of Escrow, Seller shall deliver to Buyer the following:

(a)	All keys to all buildings and other improvements located on the Real Property, combinations to any safes thereon, and security devices therein in Seller’s possession;

(b)	A letter from Seller addressed to each Tenant informing such Tenant of the change in ownership;

(c)	The original Leases, including all original correspondence in connection therewith, Contracts and Permits; and

(d)	All records and files relating to the management or operation of the Real Property, including, without limitation, all insurance policies, all service contracts, all tenant files (including correspondence), property tax bills, and all calculations used to prepare statements of rental increases under the Leases and statements of common area charges, insurance, property taxes and other charges which are paid by Tenants of the Real Property.

6.5.	Buyer’s Costs.

Buyer shall pay the following:

6.5.1.	One-half (1/2) of Escrow Holder’s and Hummel’s fees, costs and expenses;

6.5.2.	Hummel premium for the Endorsements; and

6.5.3.	All other costs customarily borne by purchasers of real property in Franklin County, Ohio.

6.6.	Seller’s Costs.

Seller shall pay the following:

6.6.1.	One-half (1/2) of Escrow Holder’s and Hummel’s fees, costs and expenses;

6.6.2.	The cost of recording the Deeds and any transfer tax or conveyance fee;

6.6.3.	Hummel’s premium for the Title Policy, search and commitment fee, excluding the costs of the Endorsements; and

6.6.4.	All other costs customarily borne by sellers of real property in Franklin County, Ohio.

6.6.5.	All costs associated with removing any debt encumbering the Real Property.

6.7.	Prorations.

6.7.1.	Items to be Prorated. The following shall be prorated (based on taxes accrued) between Seller and Buyer as of the Close of Escrow with the Buyer being deemed the owner of the Property as of the Close of Escrow:

(a) Taxes and Assessments. At Closing, Seller shall pay for all taxes accrued during Seller’s period of ownership and Escrow Holder shall prorate real estate taxes and general assessments which are a lien but not yet due and payable based on the most recent tax duplicate (except that if there is or has been any reduction or abatement of taxes by virtue of the nature of the use of the Property or by virtue of any exception or reduction in favor of Seller, which reduction or abatement will no longer apply to the Property if Buyer acquires same or changes the use of the Property, then the proration shall be based on the full amount of such taxes without reduction or abatement and Seller shall also be charged with any “recaptured” taxes). All special assessments shall be paid in full at Closing. When the actual amount of such taxes becomes known, Escrow Holder shall adjust the actual tax proration; provided that Seller shall receive an offset for that portion of the real estate taxes that are permitted to be passed through to any then existing tenants of the 500 Parcel, 515 Parcel or the Mound Street Parking Lot, as applicable. All assessments, reassessed assessments and/or respread taxes upon the Property shall be paid in full out of Seller’s funds at Closing.

(b) Rents. Buyer will receive a credit at closing for all rents collected by Seller prior to the Closing and allocable to the period from and after the Close of Escrow based upon the actual number of days in the month. No credit shall be given the Seller for accrued and unpaid rent or any other non-current sums due from Tenants until these sums are paid, and Seller shall retain the right to collect any such rent provided Seller does not sue to evict any tenants or terminate any Tenant Leases. Buyer shall cooperate with Seller after Closing to collect any rent under the Tenant Leases which has accrued as of the Closing; provided, however, Buyer shall not be obligated to sue any Tenants or exercise any legal remedies under the Tenant Leases or to incur any expense over and above its own regular collection expenses. Unless the check indicates otherwise, all payments collected from Tenants after Closing shall first be applied to the month in which the Closing occurs, then to any rent due to Buyer for the period after Closing and finally to any rent due to Seller for the period prior to Closing; provided, however, notwithstanding the foregoing, if Seller collects any payments from Tenants after Closing through its own collection efforts, Seller may first apply such payments to rent due the Seller for the period prior to Closing.

(c) CAM Expenses. To the extent that Tenants are reimbursing the landlord for common area maintenance and other operating expenses (collectively, “CAM Charges”), CAM Charges shall be prorated at Closing and again subsequent to Closing, as of the date of Closing on a lease-by-lease basis with each party being entitled to receive a portion of the CAM Charges payable under each Lease for the CAM Lease Year in which Closing occurs, which portion shall be equal to the actual CAM Charges incurred during the party’s respective periods of ownership of the Property during the CAM Lease Year. As used herein, the term “CAM Lease Year” means the twelve (12) month period as to which annual CAM Charges are owed under each Lease. Five (5) days prior to Closing the Seller shall submit to Buyer an itemization of its actual CAM Charges operating expenses through such date and the amount of CAM Charges received by the Seller as of such date, together with an estimate of CAM Charges to be incurred to, but not including, the Close of Escrow. In the event that the Seller has received CAM Charges payments in excess of its actual CAM Charges operating expenses, the Buyer shall be entitled to receive a credit against the Purchase Price for the excess. In the event that the Seller has received CAM Charges payments less than its actual CAM Charges operating expenses, to the extent that the Leases provide for a “true up” at the end of the CAM Lease Year, the Seller shall be entitled to receive any deficit but only after the Buyer has received any true up payment from the Tenant. Upon receipt by either party of any CAM Charge true up payment from a Tenant, the party receiving the same shall provide to the other party its allocable share of the “true up” payment within five (5) days of the receipt thereof.

To assist the Buyer in preparing “true up” reconciliation at the end of the CAM Lease Year, the Seller shall deliver to the Buyer at Closing records of all of the Seller’s CAM Charge expenditures.

(d) Operating Expenses. All operating expenses (including all charges under the service contracts and agreements assumed by Buyer) shall be prorated, and as to each service provider, operating expenses payable or paid to such service provider in respect to the billing period of such service provider in which the Close of Escrow occurs (the “Current Billing Period”), shall be prorated on a per diem basis based upon the number of days in the Current Billing Period prior to the Close of Escrow and the number of days in the Current Billing Period from and after the Close of Escrow, and assuming that all charges are incurred uniformly during the Current Billing Period. If actual bills for the Current Billing Period are unavailable as of the Close of Escrow, then such proration shall be made on an estimated basis based upon the most recently issued bills, subject to readjustment upon receipt of actual bills.

(e) Security Deposits; Prepaid Rents. Prepaid rentals and other tenant charges and security deposits (including any portion thereof which may be designated as prepaid rent) under Tenant Leases, together with any interest accrued thereon if required under the Tenant Leases, if and to the extent that such deposits are in Seller’s actual possession or control and have not been otherwise applied by Seller to any obligations of any Tenants under the Tenant Leases, shall be credited against the Purchase Price, and upon the Closing, Buyer shall assume full responsibility for all security deposits to be refunded to the Tenants under the Tenant Leases (to the extent the same are required to be refunded by the terms of such Tenant Leases or applicable). In the event that any security deposits are in the form of letters of credit or other financial instruments (the “Non-Cash Security Deposits”), Seller will, at Closing cause Buyer to be named as beneficiary under the Non-Cash Security Deposits. Buyer will not receive a credit against the Purchase Price for such security deposits. In the event that the Buyer cannot be named the beneficiary under the Non-Cash Security Deposits as of the Close of Escrow, an escrow shall be established at Closing in an amount equal to all Non-Cash Security Deposits under which Buyer is not the beneficiary as of the Close of Escrow.

(f) Leasing Costs. Seller shall receive a credit at the Closing for all leasing costs, including tenant improvement costs and allowances, and its pro-rata leasing commissions, previously paid by Seller in connection with any Lease or modification to an existing Tenant Lease which was entered into after the Effective Date and which is approved or deemed approved by Buyer pursuant to this Agreement, which approval included approval of the tenant improvement costs. The Seller’s pro-rata share shall be equal to a fraction which has as its numerator the number of months left in the base term of the Lease after the Close of Escrow and which has as its denominator the number of months in the base term of the Lease. Seller shall pay for all tenant improvement allowances and leasing commissions with respect to the premises leased as of the Effective Date by the Tenants pursuant to the Tenant Leases in effect as of the Effective Date, to the extent that such improvement allowances and leasing commissions are unpaid as of the Close of Escrow.

(g) Percentage Rent. Any percentage rents due or paid under any of the Leases (“Percentage Rent”) shall be prorated between Buyer and Seller outside of Closing as of the Close of Escrow on a Lease-by-Lease basis, as follows; (a) Seller shall be entitled to receive the portion of the Percentage Rent under each Lease for the Lease Year in which Closing occurs, which portion shall be the ratio of the number of days of said Lease Year in which Seller was Landlord under the Lease to the total number of days in the Lease Year, and (b) Buyer shall receive the balance of Percentage Rent paid under each Lease for the Lease Year. As used herein, the term “Lease Year” means the twelve (12) month period as to which annual Percentage Rent is owed under each Lease. Upon receipt by either Buyer or Seller of any gross sales reports (“Gross Sales Reports”) and any full or partial payment of Percentage Rent from any tenant of the Property, the party receiving the same shall provide to the other party a copy of the Gross Sales Report and a check for the other party’s prorata share of the Percentage Rent within five (5) days of the receipt thereof. In the event that the Tenant only remits a partial payment, then the amount to be remitted to the other party shall be its prorata share of the partial payment. Nothing contained herein shall be deemed or construed to require either Buyer or Seller to pay to the other party its prorata share of the Percentage Rent prior to receiving the Percentage Rent from the Tenant, and the acceptance or negotiation of any check for Percentage Rent by either party shall not be deemed a waiver of that party’s right to contest the accuracy or amount of the Percentage Rent paid by the Tenant.

6.7.2.	Calculation; Reproration. Escrow Holder shall prepare and deliver to Buyer no later than five (5) days prior to the Close of Escrow an estimated closing statement which shall set forth the costs payable under Section 6.5, Section 6.6, and Section 6.7, and the prorations and credits provided for in this section and elsewhere in this Agreement. Except as otherwise provide in Section 6.7.1(a), any item which cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and adjusted when the information is available in accordance with this subsection. Buyer shall notify Seller within two (2) days after its receipt of such estimated closing statement of any items which Buyer disputes, and the parties shall attempt in good faith to reconcile any differences not later than one (1) day before the Close of Escrow. The estimated closing statement as adjusted as aforesaid and approved in writing by the parties (which shall not be withheld if prepared in accordance with this Agreement) shall be referred to herein as the “Closing Statement”. If the prorations and credits made under the Closing Statement shall prove to be incorrect or incomplete for any reason, then either party shall be entitled to an adjustment to correct the same; provided, however, that any adjustment shall be made, if at all, within sixty (60) days after the Close of Escrow (except with respect to CAM Charges, in which case such adjustment shall be made within thirty (30) days after the information necessary to perform such adjustment is available), and if a party fails to request an adjustment to the Closing Statement by a written notice delivered to the other party within the applicable period set forth above (such notice to specify in reasonable detail the items within the Closing Statement that such party desires to adjust and the reasons for such adjustment), then the prorations and credits set forth in the Closing Statement shall be binding and conclusive against such party.

6.7.3.	Items Not Prorated. Seller and Buyer agree that (a) on the Close of Escrow, the Property will not be subject to any financing arranged by Seller; provided, however, that Seller may use proceeds from the sale to payoff any financing through Escrow concurrently with the Close of Escrow; (b) none of the insurance policies relating to the Property will be assigned to Buyer and Buyer shall be responsible for arranging for its own insurance as of the Close of Escrow; and (c) final reading of all meters for all public utilities, including telephone, electricity, sewer, water and gas, shall be ordered read by Seller on the Close of Escrow and all charges to said date shall be paid by Seller and Buyer shall be responsible for all the necessary actions needed to arrange for utilities to be transferred to the name of Buyer on the Close of Escrow, including the posting of any required deposits and Seller shall be entitled to recover and retain from the providers of such utilities any refunds or overpayments to the extent applicable to the period prior to the Close of Escrow, and any utility deposits which it or its predecessors may have posted. Accordingly, there will be no prorations for debt service, insurance or utilities. In the event a meter reading is unavailable for any particular utility, such utility shall be prorated in the manner provided in Section 6.7.2 above. Seller shall obtain any statements required by any governmental authority respecting the status of the account for any such utilities.

6.7.4.	Indemnification. Buyer and Seller shall each indemnify, protect, defend and hold the other harmless from and against any claim in any way arising from the matters for which the other receives a credit or otherwise assumes responsibility pursuant to this Section.

6.7.5.	Survival. This Section shall survive the Close of Escrow.

6.8.	Determination of Dates of Performance.

Promptly after delivery to Buyer of the Title Documents, Escrow Holder shall prepare and deliver to Buyer and Seller a schedule which shall state each of the following dates:

6.8.1.	The Effective Date pursuant to Section 2.1.1;

6.8.2.	The date by which title must be approved by Buyer pursuant to Section 3.2;

6.8.3.	The date of Close of Escrow pursuant to Section 6.2.

If any events which determine any of the aforesaid dates occur on a date other than the date specified or assumed for its occurrence in this Agreement, Escrow Holder shall promptly redetermine as appropriate each of the dates of performance in the aforesaid schedule and notify Buyer and Seller of the dates of performance, as redetermined.

7. Seller Representations, Warranties, and Covenants.

7.1.	Representations and Warranties.

Except as otherwise specifically set forth below, (a) 4MX Partners hereby represents and warrants solely as it relates to the 500 Parcel, the 500 Building and the Mound Street Parking Lot as of the date hereof and as of the Close of Escrow by appropriate certificate to Buyer as follows and (b) 515 Partners hereby represents and warrants solely as it relates to the 515 Parcel and 515 Building as of the date hereof and as of the Close of Escrow by appropriate certificate to Buyer as follows:

7.1.1.	Organization and Authorization. 4MX Partners is a limited liability company duly formed and validly existing under the laws of the State of Ohio. 4MX Partners has full power and authority to enter into this Agreement, to perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and all documents contemplated hereby by 4MX Partners have been duly and validly authorized by all necessary action on the part of 4MX Partners and all required consents and approvals have been duly obtained and will not result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, agreement or instrument to which 4MX Partners is a party or otherwise bound. This Agreement is a legal, valid and binding obligation of 4MX Partners, enforceable against 4MX Partners in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.

515 Partners is a limited liability company duly formed and validly existing under the laws of the State of Ohio. 515 Partners has full power and authority to enter into this Agreement, to perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and all documents contemplated hereby by 515 Partners have been duly and validly authorized by all necessary action on the part of 515 Partners and all required consents and approvals have been duly obtained and will not result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, agreement or instrument to which 515 Partners is a party or otherwise bound. This Agreement is a legal, valid and binding obligation of 515 Partners, enforceable against 515 Partners in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.

Savoy is a limited liability company duly formed and validly existing under the laws of the State of Ohio. Savoy has full power and authority to enter into the Savoy 515 Parking Lease, to perform the Savoy 515 Parking Lease and to consummate the transactions contemplated in Section 6.3.7 above. The execution, delivery and performance of the Savoy 515 Parking Lease and all documents contemplated therein by Savoy have been or will be duly and validly authorized by all necessary action on the part of Savoy and all required consents and approvals have been or will be duly obtained and will not result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, agreement or instrument to which Savoy is a party or otherwise bound. The Savoy 515 Parking Lease is or will be a legal, valid and binding obligation of Savoy, enforceable against Savoy in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally. Savoy is an affiliated entity that is controlled by Seller and owns fee simple title to the Savoy 515 Parking Area and Seller will use commercially reasonable efforts to cause Savoy to enter into the Savoy 515 Parking Lease with Buyer.

JDS is a corporation duly formed and validly existing under the laws of the State of Ohio. JDS has full power and authority to enter into the JDS Parking Lease, to perform the JDS Parking Lease and to consummate the transactions contemplated in Section 6.3.9 above. The execution, delivery and performance of the JDS Parking Lease and all documents contemplated therein by JDS have been or will be duly and validly authorized by all necessary action on the part of JDS and all required consents and approvals have been or will be duly obtained and will not result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, agreement or instrument to which JDS is a party or otherwise bound. The JDS Parking Lease is or will be a legal, valid and binding obligation of JDS, enforceable against JDS in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally. JDS is an affiliated entity that is controlled by Seller and owns fee simple title to the JDS Parking Area and Seller will use commercially reasonable efforts to cause JDS to enter into the JDS Parking Lease with Buyer. JDS is an affiliated entity that is controlled by Seller and owns fee simple title to the JDS Parking Area and Seller will use commercially reasonable efforts to cause JDS to enter into the JDS Parking Lease with Buyer.

7.1.2.	No Conflicting Agreements. The execution and delivery by Seller of, and the performance of and compliance by Seller with, the terms and provisions of this Agreement, do not (1) conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, Seller’s Articles of Incorporation, By-Laws, or any other agreement or instrument to which Seller is a party or by which all or any part of the Property is bound, (2) violate any restriction, requirement, covenant or condition to which all or any part of the Property is bound, (3) to the knowledge of Seller, constitute a violation of any applicable code, resolution, law, statute, regulation, ordinance or rule applicable to Seller or the Property, (4) constitute a violation of any judgment, decree or order applicable to Seller or specifically applicable to the Property, or (5) require the consent, waiver or approval of any third party.

7.1.3.	Title. Seller has good and marketable title to the Real Property, subject to the Permitted Exceptions. There are no outstanding rights of first refusal, rights of reverter or options relating to the Real Property or any interest therein. To Seller’s knowledge, there are no unrecorded or undisclosed documents or other matters which affect title to the Real Property. Subject to the Leases, Seller has enjoyed the continuous and uninterrupted quiet possession, use and operation of the Real Property, without material complaint or objection by any person.

7.1.4.	FIRPTA. Seller is not a “foreign person” within the meaning of Section 1445(f) of the Internal Revenue Code of 1986, as amended (the “Code”).

7.1.5.	Employees. There are no on-site employees of Seller at the Real Property, and following the Close of Escrow, Buyer shall have no obligation to employ or continue to employ any individual employed by Seller or its affiliates in connection with the Real Property.

7.1.6.	Litigation. Except as disclosed to Buyer in writing, there are no actions, suits or proceedings pending, or to the best of Seller’s knowledge, threatened against Seller and affecting any portion of the Real Property, at law or in equity, or before or by any federal, state, municipal, or other governmental court, department, commission, board, bureau, agency, or instrumentality, domestic or foreign.

7.1.7.	Compliance with Laws and Environmental Conditions. Except as disclosed to Buyer in writing, Seller has not received any written notice from any governmental or quasi-governmental authority of any violations of any applicable federal, state or local laws, statutes, rules, regulations, ordinances, orders or requirements (collectively, “Laws”) noted or issued by any governmental authority having jurisdiction over or affecting the Property, including, without limitation, Laws relating to “Hazardous Materials”. For purposes of this Agreement, “Hazardous Materials” are substances defined as: “toxic substances,” “toxic materials,” “hazardous waste,” “hazardous substances,” “pollutants,” or “contaminants” as those terms are defined in the Resource, Conservation and Recovery Act of 1976, as amended (42 U.S.C. § 6901 et. seq.), the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (42 U.S.C. § 9601 et. seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. § 1801 et. seq.), the Toxic Substances Control Act of 1976, as amended (15 U.S.C. § 2601 et. seq.), the Clean Air Act, as amended (42 U.S.C. § 1251 et. seq.) and any other federal, state or local law, statute, ordinance, rule, regulation, code, order, approval, policy and authorization relating to health, safety or the environment; asbestos or asbestos-containing materials; lead or lead-containing materials; oils; petroleum-derived compounds; pesticides; or polychlorinated biphenyls. No part of the Property has been previously used by Seller, or to the knowledge of Seller, by any other person or entity, for the storage, manufacture or disposal of Hazardous Materials, except as may be disclosed to Buyer in writing. Except as disclosed in writing to Buyer, to the knowledge of Seller, there are no underground storage tanks of any nature located on any of the Property. All the reports in Seller’s possession or control dealing with environmental matters relating to the Property have been provided to Buyer.

7.1.8.	Unpaid Claims. There are no unpaid bills, claims, or liens in connection with any construction or repair of the Real Property except for those that will be paid in the ordinary course of business prior to Close of Escrow or which have been bonded over or the payment of which has otherwise been adequately provided for to the satisfaction of Buyer.

7.1.9.	Defects. To Seller’s knowledge, there have been no material physical or mechanical defects in the buildings or any material settlement or earth movement affecting the Real Property.

7.1.10.	Zoning. To Seller’s knowledge, the zoning of the Real Property permits the current building and use of the Real Property, and to Seller’s knowledge there is no pending, or contemplated, rezoning. To Seller’s knowledge, the Real Property complies with all applicable subdivision laws and all local ordinances enacted thereunder and no subdivision or parcel map not already obtained is required to transfer the Real Property to Buyer in accordance with the terms of Section 9.1.12 below.

7.1.11.	Leases. The information in the rent roll delivered to Buyer with respect to the Real Property for the calendar month immediately preceding the Effective Date, showing with respect to each Tenant of the Real Property: (1) the name of the Tenant, (2) the number of rentable square feet in Tenant’s premises as set forth in Tenant’s Lease, (3) the current monthly base rental payable by such Tenant, (4) the term of the Lease, (5) any available options for the Tenant under the Lease; and (6) the amount of any security deposit (the “Rent Roll”) is true, correct, and complete. Seller has or will deliver to Buyer true, accurate and complete copies of all of the Leases and there are no leases, subleases, licenses, occupancies or tenancies in effect pertaining to any portion of the Real Property, and no persons, tenants or entities occupy space in the Real Property, except as stated in the Rent Roll. There are no options or rights to renew, extend or terminate the Leases or expand any Lease premises, except as shown in the Rent Roll and the Leases. No brokerage commission or similar fee is due or unpaid by Seller with respect to any Lease, and there are no written or oral agreements that will obligate Buyer, as Seller’s assignee, to pay any such commission or fee under any Lease or extension, expansion or renewal thereof. The Leases and any guaranties thereof are in full force and effect, and are subject to no defenses, setoffs or counterclaims for the benefit of the Tenants thereunder. Neither Seller nor, to Seller’s knowledge, any Tenant is in default under its Lease. Seller is in full compliance with all of the landlord’s obligations under the Leases, and Seller has no obligation to any Tenant under the Leases to further improve such Tenant’s premises or to grant or allow any rent or other concessions. No rent or other payments have been collected in advance for more than one (1) month and no rents or other deposits are held by Seller, except the security deposits described on the Rent Roll and rent for the current month. Each rental concession, rental abatement or other benefit granted to Tenants under the Leases will have been fully utilized prior to the Close of Escrow.

7.1.12.	Condemnation Proceedings. To Seller’s knowledge, there are no presently pending or contemplated proceedings to condemn the Real Property or any part of it.

7.1.13.	Utilities. To Seller’s knowledge, all water, sewer, gas, electric, telephone and drainage facilities, and all other utilities required by law or by the normal operation of the Real Property are connected to the Real Property and are adequate to service the Real Property in its present use and normal usage by the Tenants and occupants of the Real Property and are in good working order and repair.

7.1.14.	Permits. To Seller’s knowledge, Seller has all licenses, permits (including, without limitation, all building permits and occupancy permits), easements and rights-of-way which are required in order to continue the present use of the Real Property and ensure adequate vehicular and pedestrian ingress and egress to the Real Property.

7.1.15.	Contracts. Except for the Leases and the Contracts, to Seller’s knowledge, there are no agreements, written or oral, relating to the management, leasing, operation, maintenance and/or improvement of the Property or any portion thereof. Seller has not delivered or received any notice alleging any default in the performance or observance of any of the covenants, conditions or obligations to be kept, observed or performed under any of the Contracts. To Seller’s knowledge, Seller has delivered to Buyer a true, correct and complete copy of each of the Contracts (including all amendments thereto).

7.1.16.	Personal Property. Seller has good title to all the Personal Property and the execution and delivery to Buyer of the Assignment and Assumption Agreement shall vest good title to all of the Personal Property in Buyer, free and clear of liens, encumbrances and adverse claims.

7.1.17.	Operating Statements. The operating statements for the Property furnished to Buyer in connection with or pursuant to this Agreement (a) are the only operating statements for the Property for the operating period to which they relate that have been prepared by or for Seller (b) accurately reflect the financial condition of the Real Property as of the date thereof and (c) do not fail to state any material liability, contingent or otherwise, or any other facts the omission of which would be misleading.

7.1.18.	Rights. Neither Seller, nor to Seller’s knowledge, any previous owner of the Real Property have, except by operation of law, sold, transferred, conveyed, or entered into any agreement regarding “air rights,” “excess floor area ratio,” or other rights or restrictions relating to the Real Property except as otherwise expressly set forth in the Title Policy for the Real Property.

7.1.19.	Abatement Agreement. The Abatement Agreement is valid and in full force and effect, and Seller is not in default in any respects under the Abatement Agreement in accordance with the terms of Section 9.1.12 below and Seller shall use commercially reasonable efforts to obtain a letter from the relevant government authority, which certifies the same.

7.2.	Indemnity; Survival.

The foregoing representations and warranties of Seller are made by Seller as of the date hereof and again as of Close of Escrow and shall survive the Close of Escrow for a period of one year and shall not be merged as of the date of the Close of Escrow hereunder. Seller shall indemnify and defend Buyer against and hold Buyer harmless from, and shall be responsible for all claims, demands, liabilities, losses, damages, costs and expenses, including reasonable attorney’s fees, that may be suffered or incurred by Buyer, including any third party due diligence expenses incurred by Buyer, if any representation or warranty made by Seller is untrue or incorrect in any material respect when made. The terms of Seller’s indemnity set forth above with respect to the representations and warranties made herein shall survive for a period of one year after the Close of Escrow.

7.3.	Covenants of Seller. Seller hereby covenants from and after the Effective Date through the Close of Escrow as follows:

7.3.1.	To cause to be in force fire and extended coverage insurance upon the Real Property, and public liability insurance with respect to damage or injury to persons or property occurring on the Real Property in at least such amounts, and with the same deductibles, as are maintained by Seller on the date hereof.

7.3.2.	To maintain any building constituting an improvement on the Real Property in the same physical condition as it was at the date of Buyer’s inspection, reasonable wear and tear excepted, and to perform all normal maintenance from and after the Effective Date in the same fashion as prior to the Effective Date.

7.3.3.	To not enter into any new lease with respect to the Real Property, without Buyer’s prior written consent. Exercise of a mandatory renewal option shall not be considered a new lease. To the extent specifically disclosed to and approved by Buyer in connection with any request for approval, any brokerage commission and the cost of Tenant improvements or other allowances payable with respect to a new Lease shall be prorated between Buyer and Seller in accordance with their respective periods of ownership as it bears to the primary term of the new Lease. Further, Seller will not modify or cancel any existing Lease covering space in the Real Property without first obtaining the prior written consent of Buyer, which shall not be unreasonably withheld. Buyer shall have five (5) business days following receipt of a request for any consent pursuant to this Section in which to approve or disapprove of any new Lease or any modification or cancellation of any existing Lease. Failure to respond in writing within said time period shall be deemed to be disapproval. Seller’s execution of a new lease or modification or cancellation of an existing Lease following Buyer’s reasonable refusal to consent thereto shall constitute a default hereunder. Buyer shall have sole discretion in all such matters.

7.3.4.	To not sell, assign, or convey any right, title, or interest whatsoever in or to the Real Property, or create or permit to attach any lien, security interest, easement, encumbrance, charge, or condition affecting the Real Property (other than the Permitted Exceptions).

7.3.5.	To not, without Buyer’s written approval, (a) amend or waive any right under any Contract, or (b) enter into any service, operating or maintenance agreement affecting the Real Property that would survive the Close of Escrow.

7.3.6.	To fully and timely comply with all obligations to be performed by it under the Leases and Contracts, and all Permits, licenses, approvals and laws, regulations and orders applicable to the Real Property.

7.3.7.	To provide Buyer with monthly rent rolls containing the same information in its Rent Roll delivered to Buyer.

7.3.8.	To provide Buyer with copies of (a) any default letters sent to or received from Tenants and, (b) any copies of correspondence received from a Tenant that it is discontinuing operations at the Property or seeking to re-negotiate its lease and (c) notices of bankruptcy filings received with respect to any Tenant.

7.3.9.	To use diligent efforts to obtain subordination, attornment and non-disturbance agreements and estoppel certificates from all tenants, on the form provided by the Buyer.

7.3.10.	To operate the Real Property from and after the date hereof in substantially the same manner as prior thereto.

7.3.11.	To deliver to Buyer copies of Tenant insurance certificates, prior to the Close of Escrow.

7.3.12.	To terminate all Contracts Buyer elects not to assume; provided Buyer gives Seller notice by the end of the Title Review Period.

7.3.13.	To cooperate with Buyer in its efforts to obtain all permits and approvals necessary for Buyer to install the Parking Lot Improvements on the Mound Street Parking Lot and operate the same as a parking lot.

7.3.14.	To use commercially reasonable efforts to obtain the City’s (as defined below) consent to enter into the Abatement Assignment.

7.3.15.	To acquire the Mound Street Parking Lot and transfer good, marketable and insurable title to the Mound Street Parking Lot to Buyer.

8. Buyer Representations and Warranties.

Buyer hereby represents and warrants to Seller as of the date hereof and as of the Close of Escrow by appropriate certificate that:

8.1.1.	Organization and Authorization. Buyer is a limited liability company duly organized and validly existing under the laws of the Commonwealth of Virginia. Buyer has full power and authority to enter into this Agreement, to perform this Agreement and to consummate the transactions contemplated hereby. This Agreement is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.

8.1.2.	No Conflicting Agreements. The execution, delivery and performance of this Agreement and all documents contemplated hereby by Buyer have been duly and validly authorized by all necessary action on the part of Buyer and all required consents and approvals have been duly obtained and will not result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, agreement or instrument to which Buyer is a party or otherwise bound.

9. Conditions Precedent to Close of Escrow.

9.1.	Conditions Precedent.

The obligations of Buyer to purchase the Property pursuant to this Agreement shall, at the option of Buyer, be subject to the following conditions precedent:

9.1.1.	All of the representations, warranties and agreements of Seller set forth in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Close of Escrow, and Seller shall not have on or prior to the Close of Escrow, failed to meet, comply with or perform in any material respect any covenants or agreements on Seller’s part as required by the terms of this Agreement.

9.1.2.	There shall be no change in the matters reflected in the Title Documents, and there shall not exist any encumbrance or title defect affecting the Real Property not described in the Title Documents except for the Permitted Exceptions or matters to be satisfied at the Close of Escrow.

9.1.3.	On the Closing Date, the Title Insurance Company shall be unconditionally obligated and prepared, subject to the payment of the applicable title insurance premium and other related charges, to issue to Buyer the Title Policy.

9.1.4.	Unless Seller receives notice from Buyer at least thirty (30) days prior to the Close of Escrow, effective as of the Close of Escrow, any management agreement affecting the Real Property shall be terminated by Seller and any and all termination fees incurred as a result thereof shall be the sole obligation of Seller.

9.1.5.	No Major Tenant shall be in default under its Lease nor shall any Major Tenant have given notice that it is discontinuing operations at the Real Property nor shall a Major Tenant filed bankruptcy or sought any similar debtor protective measure or be the subject of an involuntary bankruptcy.

9.1.6.	Seller shall obtain and deliver to Buyer, no later than ten (10) days prior to Close of Escrow, estoppel certificates and subordination, nondisturbance and attornment agreements (“SNDAs”) dated no earlier than ten (10) days prior to the Close of Escrow from all tenants occupying 5,000 square feet or more (each, a “Major Tenant”) and (b) SNDAs and estoppel certificates from other tenants sufficient so that the Seller has delivered estoppel certificates and SNDAs from tenants representing in the aggregate, at least ninety percent (90%) of the occupied square footage of the Real Property, in all cases on forms provided by (or otherwise approved by) Buyer. The matters certified in the estoppel certificates and any modifications to the SNDA forms shall be subject to Buyer’s reasonable approval. Buyer shall notify Seller within three (3) days before the Close of Escrow of Buyer’s approval or disapproval and the basis of such disapproval, if disapproved. If Buyer disapproves of estoppel certificates or SNDAs such that Seller is unable to deliver satisfactory estoppel certificates or SNDAs from tenants representing in the aggregate, at least ninety percent (90%) of the occupied square footage of the Real Property, and Seller continues to be unable to deliver, in Buyer’s good faith business judgment, a reasonably acceptable estoppel certificate or SNDA (as the case may be) prior to the Close of Escrow, the Buyer shall have the right to terminate this Agreement and to obtain a refund of the Deposit without any further action required by any party, and neither party shall have any further obligation to the other. Notwithstanding anything to the contrary contained in this Section 9.1.6, if an estoppel certificate (i) contains a material discrepancy (as determined by Buyer in Buyer’s good faith business judgment) from the Rent Roll or the applicable tenant lease, (ii) discloses an alleged material breach (as determined by Buyer in Buyer’s good faith business judgment) by Seller as landlord under such tenant’s lease, or (iii) discloses an condition that materially and adversely (as determined by Buyer in Buyer’s good faith business judgment) affects the Property, then Buyer may disapprove such estoppel certificate and terminate this Agreement without default by either party, by giving written notice of its disapproval within three (3) business days after receipt of the estoppel certificate. If Buyer does not give written notice of its disapproval of the tenant estoppel within such three (3) business day period, then Buyer shall be deemed to have approved such estoppel certificate.

9.1.7.	If any Tenant security deposit is in a form other than cash, the instrument constituting the security deposit must be reissued in Buyer’s name as of the Close of Escrow or else a cash escrow equal to the amount of the security deposit will be established at the Close of Escrow until the instrument is reissued in Buyer’s name. Prior to such time of reissue, Buyer shall be entitled to draw from such cash escrow in the event the terms of the relevant lease entitle the Buyer, as landlord, to draw on the non-cash deposit. The provisions of this section shall survive the Close of Escrow.

9.1.8.	There shall be no material and adverse change, in Buyer’s good faith business judgment, in the zoning classification or the zoning ordinances or regulations affecting the Property from that existing as of the Effective Date.

9.1.9.	On the Closing Date, no action or proceeding shall have been instituted or be threatened before any court or governmental authority (A) that relates to the Property and that materially and adversely affects, in Buyer’s good faith business judgment, the Property after the Close of Escrow or (B) that seeks to restrain or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of, this Agreement or the consummation of the transactions contemplated herein, unless Seller has demonstrated, to Buyer’s reasonable satisfaction, that any costs and liabilities to be incurred in connection with such matters are fully covered by Seller’s insurance.

9.1.10.	As of the Closing Date, Seller shall not have commenced (within the meaning of any Bankruptcy Law) a voluntary case, nor shall there have been commenced against Seller an involuntary case, nor shall Seller have consented to the appointment of a Custodian of it or for all or any substantial part of its property, nor shall a court of competent jurisdiction have entered an order or decree under any Bankruptcy Law that is for relief against Seller in an involuntary case or appoints a Custodian of Seller for all or any substantial part of its property. The term “Bankruptcy Law” means Title 11, U.S. Code, or any similar state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

9.1.11.	Seller shall have completed the site plan (the “Site Plan”) for the development of the Mound Street Parking Lot as an improved parking lot containing no less than eighty-seven (87) automobile parking spaces and other improvements reasonably requested by Buyer, subject to Buyer’s input and final approval (the “Parking Lot Improvements”); provided, however, that the total number of parking spaces may be reduced as a result of the final approved Site Plan by no more than seven (7) parking spaces but only if an equal amount of automobile parking spaces are added to the total number of automobile parking spaces leased under the JDS Parking Lease free of charge for the duration of the JDS Parking Lease term. Seller shall also have obtained all approvals necessary for Seller to install the Parking Lot Improvements on the Mound Street Parking Lot and obtained evidence that is satisfactory to Buyer, which confirms that Seller has the right to install, use and operate the Parking Lot Improvements on the Mound Street Parking Lot without being subject to overly burdensome conditions, as determined by Buyer, in Buyer’s good faith business judgment (the “Development Rights”), which together with the Site Plan shall have been assigned to Buyer. Furthermore, Buyer and Seller hereby acknowledge and agree that Buyer is solely responsible, at Buyer’s sole cost and expense, for obtaining construction bids, permits and constructing the Parking Lot Improvements on the Mound Street Parking Lot and will use commercially reasonable efforts to complete the Parking Lot Improvements within 120 days from the Close of Escrow, subject to extension as a result of a Force Majeure Event in accordance with Section 6.3.6.

9.1.12.	Buyer shall have obtained evidence that is satisfactory to Buyer, which confirms that (a) Buyer will receive the benefits of that certain Community Reinvestment Area Agreement dated September 27, 2000 by and between the City of Columbus, Ohio (the “City”) and Schmidt Development, as amended by that certain First Amendment to City of Columbus Community Reinvestment Area Agreement dated June 7, 2007 (collectively, the “Abatement Agreement”) in the form of an assignment and assumption agreement (or other form suitable to Buyer) evidencing the assignment or transfer of the Abatement Agreement to Buyer or its assignee hereunder, together with the consent of the City (the “Abatement Assignment”), (b) the Abatement Agreement is valid and in full force and effect, and (c) Seller is not in default in any respects under the Abatement Agreement.

9.1.13.	Buyer shall have received a fully executed Cell Tower Agreement pursuant to Section 6.4.1(p).

9.1.14.	Buyer shall have received a fully executed JDS Parking Lease pursuant to Section 6.3.9.

9.2.	Effect of Failure.

If Buyer notifies Seller of a failure to satisfy the conditions precedent set forth in this Section 9, Seller may, within five (5) days after receipt of Buyer’s notice, agree to satisfy the condition by written notice to Buyer, and Buyer shall thereupon be obligated to close the transaction provided (a) Seller so satisfies such condition prior to the Close of Escrow and (b) no such right to cure shall extend the Close of Escrow. If Seller fails to agree to cure or fails to cure such condition by the Close of Escrow, this Agreement shall be automatically terminated, the Deposit shall be returned to Buyer without any further action required from either party and neither party shall have any continuing obligations hereunder; provided, however, if such failure constitutes a breach or default of its covenants, representations or warranties Seller shall remain liable for such breach or default as otherwise set forth in this Agreement.

10. Damage or Destruction Prior to Close of Escrow.

In the event that the Real Property should be damaged by any casualty prior to Close of Escrow, then Seller shall promptly provide Buyer with written notice of such casualty. If the cost of repairing such damage, as estimated by an architect or contractor retained pursuant to the mutual agreement of the parties (the “Cost of Repairs”), is (a) less than One Hundred Thousand and No/100 Dollars ($100,000.00), the Close of Escrow shall proceed as scheduled and any insurance proceeds, plus the cash amount of any associated deductible, shall be paid over to Buyer; or (b) greater than One Hundred Thousand and No/100 Dollars ($100,000.00), then Buyer may in its discretion either (i) elect to terminate this Agreement, in which case the Deposit shall be returned to Buyer without any further action required from either party and neither party shall have any further obligation to the other or (ii) proceed to Close of Escrow in which event any insurance proceeds, plus the cash amount of any associated deductible, shall be paid over to Buyer. In the event that the casualty is uninsured, the Buyer may terminate this Agreement unless the Buyer receives a credit against the Purchase Price equal to the Cost of Repairs. The foregoing notwithstanding, in the event any casualty results in the cancellation of, or rental abatement under, any Lease, Buyer shall have the option to terminate this Agreement without regard to the Cost of Repairs. Any notice required to terminate this Agreement pursuant to this Section shall be delivered no later than thirty (30) days following Buyer’s receipt of Seller’s notice of such casualty.

11. Eminent Domain.

If, before the Close of Escrow, proceedings are commenced for the taking by exercise of the power of eminent domain of all or a material part of the Real Property which, as reasonably determined by Buyer, would render the Real Property unacceptable to Buyer or unsuitable for Buyer’s intended use, Buyer shall have the right, by giving written notice to Seller within thirty (30) days after Seller gives notice of the commencement of such proceedings to Buyer, to terminate this Agreement, in which event this Agreement shall automatically terminate, the Deposit shall be returned to Buyer without any further action required from either party and neither party shall have any continuing obligations hereunder. If, before the Close of Escrow, proceedings are commenced for the taking by exercise of the power of eminent domain of less than a material part of the Real Property, or if Buyer has the right to terminate this Agreement pursuant to the preceding sentence but Buyer does not exercise such right, then this Agreement shall remain in full force and effect and, on the Close of Escrow, the condemnation award (or, if not theretofore received, the right to receive such portion of the award) payable on account of the taking shall be assigned, or paid to, Buyer. Seller shall give written notice to Buyer within three (3) business days after Seller’s receiving notice of the commencement of any proceedings for the taking by exercise of the power of eminent domain of all or any part of the Real Property. The foregoing notwithstanding, in the event the taking results in the cancellation of, or rent abatement under, any Lease, Buyer shall have the option to terminate this Agreement.

12. Notices.

All notices, demands, or other communications of any type given by any party hereunder, whether required by this Agreement or in any way related to the transaction contracted for herein, shall be void and of no effect unless given in accordance with the provisions of this Section. All notices shall be in writing and delivered to the person to whom the notice is directed, either (a) in person, (b) by United States Mail, as a registered or certified item, return receipt requested, (c) by facsimile transmission (with confirmation by a nationally recognized overnight delivery service), or (d) by a nationally recognized overnight delivery service. Notices transmitted to the then designated facsimile number of the party intended shall be deemed received upon electronic verification of receipt by the sending machine, notices sent by a nationally recognized overnight delivery service shall be deemed received on the next business day and notices delivered by certified or registered mail shall be deemed delivered on the earlier of receipt, refusal or three (3) postal delivery days following posting. Notices shall be given to the following addresses:

Seller: 4MX Partners, LLC

460 E. Main Street
Columbus, OH 43215
Attn: Brian Wilmers
(614) 224-7237
(614) 224-0413 Fax

515 Partners, LLC
460 E. Main Street
Columbus, OH 43215
Attn: Brian Wilmers
(614) 224-7237
(614) 224-0413 Fax

With Required Copy to: Shayne Nichols LLC

Two Miranova Place, Suite 220
Columbus, OH 43215
Attn: Stanley H. Shane, Esq.
Philip R. Nichols, Esq.
(614) 221-2220
(614) 221-9050 Fax

Buyer: Triple Net Properties, L.L.C.

1551 N. Tustin Avenue, Suite 200
Santa Ana, CA 92705
Attn: Danny Prosky, Vice President – Acquisitions
and Mathieu Streiff, Esq.
(714) 667-8252
(714) 667-6816 Fax

With Required Copy to: Cox, Castle & Nicholson LLP

2049 Century Park East, Suite 2800
Los Angeles, CA 90067
Attn: David P. Lari, Esq.
(310) 284-2240
(310) 277-7889 Fax

13. Remedies.

13.1.	Defaults by Seller. If there is any default by Seller under this Agreement, following notice to Seller and seven (7) days thereafter during which period Seller may cure the default, Buyer may at its option, either (a) declare this Agreement terminated in which case the Deposit shall be returned to Buyer without any further action required from either party, and bring an action for any damages incurred by Buyer or (b) treat the Agreement as being in full force and effect and bring an action against Seller for specific performance. The foregoing notwithstanding, no right to cure shall extend the Close of Escrow.

13.2.	Defaults by Buyer. If there is any default by Buyer under this Agreement, following notice to Buyer and seven (7) days thereafter, during which period Buyer may cure the default, Seller may, as its sole remedy, declare this Agreement terminated, in which case the Deposit then being held by the Escrow Agent shall be paid to Seller as liquidated damages and each party shall thereupon be relieved of all further obligations and liabilities, except any which survive termination. The foregoing notwithstanding, no right to cure shall extend the Close of Escrow.

In the event this Agreement is terminated due to the default of Buyer hereunder, Buyer shall, in addition, deliver to Seller, at no cost to Seller, the items provided to Buyer in connection with its investigation of the transaction contemplated herein.

14. Assignment.

Buyer may assign any or all of its rights and obligations under this Agreement to any one or more persons or entities upon notice to Seller provided that Buyer and the assignee execute an assignment and assumption agreement pursuant to which the assignee expressly assumes all of Buyer’s obligations under this Agreement and provided, further, that Buyer is not released from its obligations hereunder until the Close of Escrow. Additionally, Buyer shall have the right to cause Seller to grant title to the Property to up to thirty-five (35) tenants-in-common (the “Nominees”) in lieu of granting title to the Property to Buyer, provided that (i) Buyer notifies Seller, in writing, at least five (5) business days prior to the Closing Date that Buyer wishes to cause Seller to grant title to the Property to the Nominees, along with the names of the Nominees and any other information reasonably required by Seller to prepare and complete the Deed, Assignment Agreement and any other closing documents to reflect the vesting of title to the Property in the Nominees, (ii) there is no additional cost, liability or expense incurred by Seller in connection therewith, (iii) the Closing Date is not delayed in connection therewith, and (iv) Buyer agrees to and hereby does indemnify and hold Seller harmless from and against any and all liability, damage, and cost, including reasonably attorneys’ fees, incurred by Seller by virtue of Seller’s granting of title to the Property to the Nominees.

15. Interpretation and Applicable Law.

This Agreement shall be construed and interpreted in accordance with the laws of the State where the Real Property is located. Where required for proper interpretation, words in the singular shall include the plural; the masculine gender shall include the neuter and the feminine, and vice versa. The terms “successors and assigns” shall include the heirs, administrators, executors, successors, and assigns, as applicable, of any party hereto.

16. Amendment.

This Agreement may not be modified or amended, except by an agreement in writing signed by the parties. The parties may waive any of the conditions contained herein or any of the obligations of the other party hereunder, but any such waiver shall be effective only if in writing and signed by the party waiving such conditions and obligations.

17. Attorneys’ Fees.

In the event it becomes necessary for either party to file a suit to enforce this Agreement or any provisions contained herein, the prevailing party shall be entitled to recover, in addition to all other remedies or damages, reasonable attorneys’ fees and costs of court incurred in such suit.

18. Entire Agreement; Survival.

This Agreement (and the items to be furnished in accordance herewith) constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith. No representation, warranty, covenant, agreement, or condition not expressed in this Agreement shall be binding upon the parties hereto nor shall affect or be effective to interpret, change, or restrict the provisions of this Agreement. The obligations of the parties hereunder and all other provisions of this Agreement shall survive the Close of Escrow or earlier termination of this Agreement, except as expressly limited herein.

19. Counterparts.

This Agreement may be executed in any number of counterparts, all of which when taken together shall constitute the entire agreement of the parties.

20. Time is of the Essence; Calculation of Time Periods.

Time is of the essence in this Agreement as to each provision in which time is an element of performance. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, except that if such last day falls upon a Saturday, Sunday, or legal holiday under the Federal law or laws of the States of Ohio or California, then such period shall run until the end of the next day that is neither a Saturday, Sunday, or legal holiday under Federal law or the laws of the States of Ohio and California. The last day of any period of time described herein shall be deemed to end at 11:59 p.m. Los Angeles, California time.

21. Real Estate Commission.

Seller and Buyer each represent and warrant to the other that neither Seller nor Buyer has contacted or entered into any agreement with any real estate broker, agent, finder or any other party in connection with this transaction other than Cityspace Realty, LLC, an affiliate of J. Daniel Schmidt, and that neither party has taken any action which would result in any real estate broker’s, finder’s or other fees or commissions being due and payable to any party other than Cityspace Realty, LLC with respect to the transaction contemplated hereby. Such commission shall be payable upon the Close of Escrow from the proceeds of the Purchase Price deposited by Buyer. Each party hereby indemnifies and agrees to hold the other party harmless from any loss, liability, damage, cost, or expense (including reasonable attorneys’ fees) resulting to the other party by reason of a breach of the representation and warranty made by such party in this Section.

22. Severability.

If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

23. Further Assurances.

Each party will, whenever and as often as it shall be requested to do so by the other party, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered any and all such further conveyances, assignments, approvals, consents and any and all other documents and do any and all other acts as may be necessary to carry out the intent and purpose of this Agreement.

24. Exclusivity.

Until the Close of Escrow or the date that this Agreement is terminated, Seller shall not enter into any contract, or enter into or continue any negotiations, to sell the Property to any person or entity other than Buyer.

25. Cooperation with S-X 3-14 Audit.

Seller acknowledges that Buyer shall have the right to assign all of its rights, title and interest in and to this Agreement and that the assignee may be a publicly registered company (“Registered Company”) promoted by the Buyer.  The Seller acknowledges that it has been advised that if the Buyer is a Registered Company, the assignee is required to make certain filings with the Securities and Exchange Commission (the “SEC Filings”) that related to the most recent pre-acquisition fiscal year and the current fiscal year through the date of acquisition (the “Audited Year”) for the Property.  To assist the assignee in preparing the SEC Filings, the Seller agrees to provide the assignee with the following:

(a)	Access to bank statements for the Audited year;

(b)	Rent Roll as of the end of the Audited Year;

(c)	Operating Statements for the Audited Year;

(d)	Access to the general ledger for the Audited Year;

(e)	Cash receipts schedule for each month in the Audited Year;

(f)	Access to invoice for expenses and capital improvements in the Audited Year;

(g)	Accounts payable ledger and accrued expense reconciliations;

(h)	Check register for the 3-months following the Audited Year;

(i)	Leases and 5-year lease schedules;

(j)	Copies of all insurance documentation for the Audited Year;

(k)	Copies of accounts receivable aging as of the end of the Audited Year and an explanation for all accounts over 30 days past due as of the end of the Audited Year; and

(l)	An original audit representation letter in the form attached hereto as Exhibit F executed by Seller.

The provisions of this Section 25 shall survive the Close of Escrow.

26.	Exhibits. The following exhibits are attached hereto and incorporated herein by this reference:

Exhibit A-1. Legal Description of 4 Market Exchange (500 East Main Street)

Exhibit A-2. Legal Description of 1 Market Exchange (515 East Main Street)

Exhibit A-3. Legal Description of Mound Street Parking Lot

Exhibit B. Schedule of Leases, Security Deposits and Letters of Credit

Exhibit C. Schedule of Contracts

Exhibit D-1. Assignment and Assumption Agreement (4 Market Exchange and Mound Street Parking Lot)

Exhibit D-2. Assignment and Assumption Agreement (1 Market)

Exhibit E. Deed

Exhibit F. Representation Letter

Exhibit G. Allocation of Purchase Price

Exhibit H. Graphical Description of All Parking Areas

[Signatures on next page]
SIGNATURE PAGE FOR AGREEMENT FOR PURCHASE
AND SALE OF REAL PROPERTY AND ESCROW INSTRUCTIONS

SELLER:

4MX PARTNERS, LLC
an Ohio limited liability company

By: /s/ J Daniel Schmidt
Name: J Daniel Schmidt
Title: Manager

515 PARTNERS, LLC

an Ohio limited liability company

By: /s/ J Daniel Schmidt
Name: J. Daniel Schmidt
Title: Member

BUYER:

TRIPLE NET PROPERTIES, LLC,

a Virginia limited liability company

By: /s/ Jeff Hanson
Name: Jeff Hanson
Title: Chief Investment Officer

ESCROW HOLDER:

The undersigned Escrow Holder accepts the foregoing Agreement for Purchase and Sale of Real Property and Escrow Instructions only as to its obligations with respect to acting as Escrow Holder and agrees to act as Escrow Agent under this Agreement in strict accordance with its terms.

FIRST AMERICAN TITLE INSURANCE COMPANY

By: /s/ Tamara Turner
Name: Tamara Turner
Title: Escrow Agent